Exhibit 99.01

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

First Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, May 17, 2010- Bank of the Carolinas Corporation (Nasdaq: BCAR) reported today financial results for the three month period ended March 31, 2010.

For the three month period ended March 31, 2010, the Company reported a net loss of $235,000, as compared to a net loss of $655,000 in the first quarter of 2009. The net loss available to common shareholders for the three months ended March 31, 2010 was $462,000, or $0.12 per common share, compared to a net loss of $0.17 per common share for the first quarter of 2009.

The economic downturn, which began in late 2007, continues to adversely affect the Company’s operating results manifested by increased loan loss provisions and costs associated with foreclosed real estate. These costs have been partially mitigated in the first quarter of 2010 by improved net interest margins driven by lower funding costs. Net interest income totaled $4.2 million in the first quarter of 2010, a 32.3% increase from the comparable 2009 quarter. The net interest margin in the first quarter of 2010 increased to 3.17%, compared to 2.38% in 2009.

As of March 31, 2010, the Company’s other real estate owned and nonaccrual loans totaled $20.8 million and amounted to 3.64% of total assets. These levels of nonperforming assets compares to nonperforming assets totaling $17.5 million, or 2.86% of total assets as of December 31, 2009 and $15.9 million, or 2.65% of total assets at March 31, 2009.

The provision for loan losses totaled $916,000 for the quarter ended March 31, 2010, an increase of 30.9% from the provision of $700,000 for the first quarter of 2009. The allowance for loan losses was 1.85% of total loans as of March 31, 2010, and net charge-offs for the current quarter represented an annualized percentage of 2.14% of average loans outstanding.

Noninterest expenses totaled $4.2 million for the first quarter of 2010, an increase of 9.7% from the comparable quarter of 2009. The most significant drivers in the cost increase for 2010 were significantly higher costs related to ownership and disposal of other real estate and increased salaries and benefits from bringing our special asset functions in-house. Offsetting a portion of the above described increases in 2010 noninterest expenses were reductions in professional services, data processing services, and advertising. Noninterest income, exclusive of securities gains, remains relatively flat for the first quarter compared to 2009.

Total assets at March 31, 2010 amounted to $570.7 million, a decrease of 6.5% when compared to the $610.4 million as of December 31, 2009 and a decrease of 5.0% when compared to $600.6 million as of March 31, 2009. The decrease in assets was a planned strategy by the Company to improve its net interest margin and capital ratios. Loans totaled $380.9 million at March 31,

2010, a decline of 6.3% from a year earlier, and deposits fell 8.3% over the prior year to $445.1 million.

The Company continues to be well-capitalized with a Tier 1 leverage ratio of 7.87%, a Tier 1 capital to risk-weighted assets ratio of 10.07% and a total capital to risk-weighted assets ratio of 11.92% as of March 31, 2010.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. The common stock of the Company is traded on the NASDAQ Global Market under the symbol “BCAR”.

For further information contact:

Robert E. Marziano

Chief Executive Officer

Bank of the Carolinas

(336) 751-5755

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

This press release may contain statements relating to our financial condition, results of operations, plans, strategies, trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts. Those statements, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Forward-looking information is inherently subject to risks and uncertainties, and our actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the Commission’s website at www.sec.gov. Other factors that could influence the accuracy of forward-looking statements include, but are not limited to, (a) pressures on the earnings, capital and liquidity of financial institutions resulting from current and future adverse conditions in the credit and equity markets and the banking industry in general; (b) changes in competitive pressures among depository and other financial institutions or in our ability to compete successfully against the larger financial institutions in our banking markets; (c) the financial success or changing strategies of our customers; (d) actions of government regulators, or changes in laws, regulations or accounting standards, that adversely affect our business; (e) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the volumes and values of loans we make and securities we hold; (f) changes in general economic or business conditions and real estate values in our banking markets (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral); and (g) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and we do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

	March 31, 2010	December 31, 2009*
	(unaudited)
Assets:

Cash and due from banks, noninterest-bearing	$20,318	$3,524
Temporary investments	33,904	33,835
Investment securities	95,674	140,004
Loans	380,890	391,265
Less, allowance for loan losses	(7,050)	(8,167)

Total loans, net	373,840	383,098
Premises and equipment, net	13,767	14,010
Other real estate owned	9,023	8,233
Bank owned life insurance	10,099	10,010
Other assets	14,093	17,673

Total Assets	$570,718	$610,387

Liabilities:

Noninterest bearing demand deposits	$37,448	$36,418
Interest-checking deposits	34,697	34,614
Savings and money market deposits	180,554	235,541
Time deposits	192,424	187,344

Total deposits	445,123	493,917

Securities sold under repurchase agreements	45,914	46,682
Federal home loan bank advances	25,000	15,000
Subordinated debt	7,855	7,855
Other liabilities	1,921	1,941

Total Liabilities	525,813	565,395

Shareholders’ Equity:

Preferred stock, no par value	13,179	13,179
Discount on preferred stock	(1,183)	(1,245)
Common stock, $5 par value per share	19,486	19,486
Additional paid-In capital	12,985	12,978
Retained earnings (loss)	(162)	300
Accumulated other comprehensive income	600	294

Total Shareholders’ Equity	44,905	44,992

Total Liabilities and Shareholders’ Equity	$570,718	$610,387

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,897,174	3,897,174

Book value per common share	$8.14	$8.16

*	Derived from audited information

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009

Interest income
Interest and fees on loans	$5,383	$6,052

Interest on securities	934	1,463
Other interest income	17	22

Total interest income	6,334	7,537

Interest expense
Interest on deposits	1,449	3,542
Interest on borrowed funds	672	811

Total interest expense	2,121	4,353

Net Interest income	4,213	3,184
Provision for loan losses	916	700

Net interest income after provision for loan losses	3,297	2,484

Noninterest income
Customer service fees	315	312
Increase in value of bank owned life insurance	89	89
Gains on investment securities	96	—
Other income (loss)	3	5

Total non-interest income	503	406

Noninterest expense
Salaries and benefits	1,915	1,671
Occupancy and equipment	595	562
FDIC insurance assessments	299	335
Data processing services	206	243
Valuation provisions and net operating costs associated with foreclosed real estate	369	136
Other	851	913

Total non-interest expense	4,235	3,860

Income (loss) before income taxes	(435)	(970)
Provision for Income taxes	(200)	(315)

Net income (loss)	(235)	(655)
Dividends and accretion on preferred stock	(227)	—

Net income (loss) available to common shareholders	(462)	(655)

Earnings (loss) per common share:
Basic	$(0.12)	$(0.17)

Diluted	$(0.12)	$(0.17)

Weighted Average Common Shares Outstanding:
Basic	3,897,174	3,891,174
Diluted	3,897,174	3,891,174

Bank of the Carolinas Corporation

Other Financial Data

(In Thousands Except Share Data)

(Unaudited)

	As of or for the three months ended March 31,
	2010	2009	Change*
Average balance sheet data
Average loans	$385,847	$408,543	(5.56)%
Average earning assets	539,093	541,622	(0.47)
Average total assets	586,301	582,971	0.57
Average common shareholders’ equity	32,398	37,989	(14.72)
Average total shareholders’ equity	45,577	37,989	19.97

Period-end balance sheet data:
Total loans	$380,890	$406,449	(6.29)%
Allowance for loan losses	(7,050)	(6,969)	1.16
Total assets	570,718	600,644	(4.98)
Total deposits	445,123	485,273	(8.27)
Common shareholders’ equity	31,726	36,135	(12.20)
Total shareholders’ equity	44,905	36,135	24.27

Asset quality indicators
Net loan charge-offs	$2,033	$39	n/m	%
Total nonperforming loans	11,732	9,913	18.35
Total nonperforming assets	20,754	15,916	30.40

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	2.14%	0.04%	210	BP
Nonperforming loans to total loans	3.08	2.44	64
Nonperforming assets to total assets	3.64	2.65	99
Nonperforming assets to loan-related assets	5.32	3.86	146
Allowance for loan losses to total loans	1.85	1.71	14

Financial ratios
Return on average assets **	(0.16)%	(0.46)%	29	BP
Return on average common shareholders’ equity **	(5.78)	(7.35)	157
Net interest margin **	3.17	2.38	79

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(0.12)	$(0.17)	29.57%
Diluted earnings (loss) per common share	(0.12)	(0.17)	29.57
Book value per common share	8.14	8.18	(0.43)

*	BP denotes basis points.
**	ratio annualized.